EXHIBIT 99.4I
GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER
This rider is part of Your contract. All definitions, provisions, and exceptions of the contract apply to this rider unless specifically changed by this rider. This rider is available only if the Owner(s) and Covered Lives meet our rider eligibility guidelines.
The rider effective date is shown on the Data Page. In the event of a conflict between any provision in this rider and the contract, the provisions of this rider will control. The initial charge for this rider is shown on the Data Page. You may cancel this rider any time after it has been in force for five full Contract Years.
RIDER BENEFITS
This rider guarantees that You may take certain Withdrawals in each Contract Year regardless of Your contract’s accumulated value, subject to the terms and conditions of this rider.
DEFINITIONS
COVERED LIFE or COVERED LIVES are the natural person or persons upon whose lives the For Life Withdrawal Benefit Payments of this rider are based. There can be no more than two Covered Lives.
EXCESS WITHDRAWAL is the portion of a Withdrawal that exceeds the applicable Withdrawal Benefit Payment.
OWNER is the person, including any Joint Owner, who owns all rights and privileges of this rider. If the Owner is not a natural person, for purposes of this rider, the term “Owner” shall mean the Annuitant(s).
REMAINING WITHDRAWAL BENEFIT BASE is the total amount that is available for future Withdrawal Benefit Payments.
SPOUSE is the person recognized as the Owner’s Spouse and eligible to make a spousal election under federal tax laws.
WITHDRAWAL is any partial surrender of the contract accumulated value (including Surrender Charges, if any) and/or any partial annuitization of the contract.
WITHDRAWAL BENEFIT BASE is the amount on which a Withdrawal Benefit Payment is based.
WITHDRAWAL BENEFIT PAYMENT is any amount guaranteed to be available for Withdrawal each Contract Year.
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
This rider provides for two separate guaranteed minimum withdrawal options. You may take “Investment Back” Withdrawal Benefit Payments or “For Life” Withdrawal Benefit Payments.
1.	The “Investment Back” Withdrawal Benefit Payment is available immediately and guarantees that You may take Withdrawals up to 7% annually of the Investment Back Withdrawal Benefit Base. The Investment Back withdrawal option continues until the Investment Back Remaining Withdrawal Benefit Base is zero.

2.	The “For Life” Withdrawal Benefit Payment guarantees that You may take Withdrawals up to an annual percentage of the For Life Withdrawal Benefit Base on and after the Contract Anniversary following the date the oldest Owner attains age 59 1/2. The annual percentage is based on “Single Life” unless You have elected “Joint Life” For Life Withdrawal Benefit Payments as described in FOR LIFE WITHDRAWAL OPTION – “SINGLE LIFE” AND “JOINT LIFE” WITHDRAWAL BENEFIT PAYMENTS. All Withdrawals made prior to the Contract Anniversary following the date the oldest Owner attains age 59 1/2 are treated as Excess Withdrawals when calculating the For Life withdrawal option.

You are not required to elect either the For Life or the Investment Back withdrawal option, except as described in EFFECT ON THE RIDER IF CONTRACT ACCUMULATED VALUE IS ZERO. You may take Withdrawals when, and in any amount, You desire, subject to the Minimum Unscheduled Partial Surrender amount shown on the Data Page. Anytime You take a Withdrawal, We adjust the Withdrawal Benefit Payment, the Withdrawal Benefit Base, and the Remaining Withdrawal Benefit Base associated with each of the For Life and Investment Back withdrawal options, as described in WITHDRAWAL BENEFIT PAYMENT CALCULATION, WITHDRAWAL BENEFIT BASE CALCULATION, and in REMAINING WITHDRAWAL BENEFIT BASE CALCULATION.

Note:	Although this rider does not restrict Your Withdrawal rights under the contract, You need to know that the amount and timing of Withdrawals that exceed either, or both, the For Life or the Investment Back Withdrawal Benefit Payments have a negative effect on this rider’s value as described in EFFECT ON THE RIDER OF EXCESS WITHDRAWALS.
FOR LIFE WITHDRAWAL OPTION – “SINGLE LIFE” AND “JOINT LIFE” FOR LIFE WITHDRAWAL BENEFIT PAYMENTS
“Single Life” For Life Withdrawal Benefit Payments
The For Life Withdrawal Benefit Payments under this rider are automatically calculated as ”Single Life”, meaning based on one Covered Life. To be eligible for “Single Life” For Life Withdrawal Benefit Payments, the Covered Life:
1.	must be either:
a.	the Owner if there is only one Owner; or

b.	the youngest Joint Owner if there are Joint Owners; and
2.	must meet Our rider eligibility guidelines on the date named as a Covered Life.
“Single Life” For Life Withdrawal Benefit Payments continue until the earlier of:
1.	the death of the first Owner to die; or

2.	the For Life Withdrawal Benefit Base is zero.
The “Single Life” For Life Withdrawal Benefit Payment percentage is locked in as of the date of Your first Withdrawal and is set out in the chart below.
Table of For Life Withdrawal Benefit Payment Percentages – “Single Life”

Age of
Covered Life* at	For Life Withdrawal Benefit
first Withdrawal	Payment Percentage
45-49	3.50%
50-54	4.00%
55-59	4.50%
60-69	5.00%
70-74	5.50%
75-79	6.00%
80+	6.50%
“Joint Life” For Life Withdrawal Benefit Payments
Anytime on or before Your first Withdrawal, You may elect to take For Life Withdrawal Benefit Payments on a “Joint Life” basis, meaning based on two Covered Lives. You may only elect “Joint Life” For Life Withdrawal Benefit Payments if there are two eligible Covered Lives.
In order to be eligible for “Joint Life” For Life Withdrawal Benefit Payments, the Covered Lives:
1.	must be either:
a.	if there is only one Owner, the Owner and the Owner’s Spouse, provided the Spouse is named as a primary beneficiary; or

b.	the Joint Owners, provided the Joint Owners are each other’s Spouse; and
2.	must meet Our rider eligibility guidelines on the date named as a Covered Lives.

“Joint Life” For Life Withdrawal Benefit Payments continue until the earlier of:
1.	the death of the last Covered Life to die, or

2.	the For Life Withdrawal Benefit Base is zero.
The “Joint Life” For Life Withdrawal Benefit Payment percentage is locked in as of the date of Your first Withdrawal and is set out in the chart below.
Table of For Life Withdrawal Benefit Payment Percentages – “Joint Life”

Age of youngest
Covered Life at	For Life Withdrawal Benefit
first Withdrawal	Payment Percentage
45-49	3.00%
50-54	3.50%
55-59	4.00%
60-69	4.50%
70-74	5.00%
75-79	5.50%
80+	6.00%

Note:	The For Life Withdrawal Benefit Payment will always be based on “Single Life” unless You notify us that You are electing “Joint Life” For Life Withdrawal Benefit Payments and You are eligible to make a “Joint Life” election. At the time You take Your first Withdrawal, regardless of whether that Withdrawal is deemed an Investment Back Withdrawal Benefit Payment or a For Life Withdrawal Benefit Payment, Your For Life Withdrawal Benefit Payment is locked in as either “Single Life” or “Joint Life”, whichever is applicable. You may not change Your For Life Withdrawal Benefit Payment election after You have made a Withdrawal.
EFFECT ON THE RIDER IF CONTRACT ACCUMULATED VALUE IS ZERO
If Your contract accumulated value is zero:
1.	You must elect either the For Life withdrawal option (if the For Life Withdrawal Benefit Base is greater than zero___or the Investment Back withdrawal option (if the Investment Back Remaining Withdrawal Benefit Base is greater than zero). If you elect the For Life withdrawal option, For Life Withdrawal Benefit Payments will be based on “Single Life” or “Joint Life” as described in FOR LIFE WITHDRAWAL OPTION – “SINGLE LIFE” AND “JOINT LIFE” WITHDRAWAL BENEFIT PAYMENTS You may elect the frequency of Your Withdrawal Benefit Payment on a schedule that is acceptable to Us.

2.	After You elect either the For Life or the Investment Back withdrawal option, You will continue to receive the applicable Withdrawal Benefit Payment under this rider according to the rider terms, but all other rights and benefits under this rider and the contract, including death benefits, will terminate; and

3.	You may not make any additional premium payments.
WITHDRAWAL BENEFIT PAYMENT CALCULATION
We calculate the Withdrawal Benefit Payments on the rider effective date and on each Contract Anniversary thereafter.
1.	The Investment Back Withdrawal Benefit Payment is calculated as 7% of the Investment Back Withdrawal Benefit Base.

2.	The For Life Withdrawal Benefit Payment is calculated as a fixed percentage of the For Life Withdrawal Benefit Base. The For Life Withdrawal Benefit Payment percentage is locked in as of the date of Your first Withdrawal, regardless of whether that Withdrawal is deemed an Investment Back Withdrawal Benefit Payment or a For Life Withdrawal Benefit Payment, as set out in the charts in FOR LIFE WITHDRAWAL OPTION – “SINGLE LIFE” AND “JOINT LIFE” FOR LIFE WITHDRAWAL BENEFIT PAYMENTS, and is automatically based on “Single Life” unless You elect “Joint Life”.

You are not required to take a Withdrawal of any or all of a Withdrawal Benefit Payment in a Contract Year. If You do not take an available Withdrawal Benefit Payment in a Contract Year, that remaining Withdrawal Benefit Payment does not carry over to the next Contract Year.

WITHDRAWAL BENEFIT BASE CALCULATION
We calculate the Withdrawal Benefit Bases on the rider effective date and on each Contract Anniversary this rider is in force. If the Contract Date and the rider effective date are the same, each Withdrawal Benefit Base equals premium payments made. If the Contract Date and the rider effective date are different, on the rider effective date each Withdrawal Benefit Base equals the contract accumulated value.
Additional premiums paid during any Contract Year plus any applicable GMWB Bonus will increase the Withdrawal Benefit Bases.
Withdrawals during a Contract Year that are less than or equal to a Withdrawal Benefit Payment will not decrease the applicable Withdrawal Benefit Base. Excess Withdrawals will reduce the applicable Withdrawal Benefit Base in an amount equal to the greater of:
1.	the Excess Withdrawals; and

2.	the result of (a. divided by b.), multiplied by c., where:
a.	is the amount withdrawn in excess of the Withdrawal Benefit Payment remaining prior to the Withdrawal;

b.	is the contract accumulated value after the Withdrawal Benefit Payment is deducted, but prior to the Excess Withdrawal; and

c.	is the Withdrawal Benefit Base prior to the adjustment for the Excess Withdrawal.
REMAINING WITHDRAWAL BENEFIT BASE CALCULATION
We calculate the Remaining Withdrawal Benefit Bases on the rider effective date, and on each day that any additional premium payment or Withdrawal is made, and when any GMWB Bonus is credited. If the Contract Date and the rider effective date are the same, the Remaining Withdrawal Benefit Bases equal premium payments made. If the Contract Date and the rider effective date are different, on the rider effective date each Remaining Withdrawal Benefit Base equals the contract accumulated value.
Premium payments and any applicable GMWB Bonuses increase the Remaining Withdrawal Benefit Bases.
Any Withdrawal during a Contract Year decreases the Remaining Withdrawal Benefit Bases. A Withdrawal that is not an Excess Withdrawal will be deducted from each Remaining Withdrawal Benefit Base. Excess Withdrawals will reduce the applicable Remaining Withdrawal Benefit Base in an amount equal to the greater of:
1.	the Excess Withdrawals; and

2.	the result of (a. divided by b.), multiplied by c., where:
a.	is the amount withdrawn in excess of the Withdrawal Benefit Payment remaining prior to the Withdrawal;

b.	is the contract accumulated value after the Withdrawal Benefit Payment is deducted, but prior to the Excess Withdrawal; and

c.	is the Remaining Withdrawal Benefit Base after the Withdrawal Benefit Payment is deducted, but prior to the adjustment for the Excess Withdrawal.
EFFECT ON THE RIDER OF EXCESS WITHDRAWALS
Any Withdrawal, or portion thereof, when aggregated with all prior Withdrawals during that Contract Year, that exceeds the applicable Withdrawal Benefit Payment is an Excess Withdrawal. For example, the Investment Back withdrawal option permits larger payment to You than the For Life withdrawal option. As a result, if You take a Withdrawal in an amount permitted under the Investment Back withdrawal option, that Withdrawal will be an Excess Withdrawal to the extent it exceeds the applicable For Life Withdrawal Benefit Payment. In addition, all Withdrawals made prior to the Contract Anniversary following the date the oldest Owner attains age 59 1/2 are treated as Excess Withdrawals when calculating the For Life withdrawal option.

Excess Withdrawals under a withdrawal option will reduce the applicable Withdrawal Benefit Base and Remaining Withdrawal Benefit Base. This reduction may be greater than the dollar amount of the Excess Withdrawal when the contract accumulated value is less than the applicable Withdrawal Benefit Base and Remaining Withdrawal Benefit Base. Calculations of Excess Withdrawals are set forth in WITHDRAWAL BENEFIT BASE CALCULATION and in REMAINING WITHDRAWAL BENEFIT BASE CALCULATION.
GMWB BONUS
On each of the first three Contract Anniversaries following the rider effective date, We will credit the GMWB Bonus to the Withdrawal Benefit Bases and the Remaining Withdrawal Benefit Bases, provided that You have not made a Withdrawal in any preceding Contract Year during the life of this rider.
If the Contract Date and the rider effective date are the same, the GMWB Bonus is equal to the total of all premiums paid multiplied by the applicable GMWB Bonus Percentage shown in the chart below. If the Contract Date and the rider effective date are different, the GMWB Bonus is equal to the contract accumulated value on the rider effective date plus all premiums paid since the rider effective date, multiplied by the applicable GMWB Bonus Percentage shown in the chart below.
The GMWB Bonus terminates on the earlier of:
1.	the third Contract Anniversary following the rider effective date, or

2.	when You take a Withdrawal after the rider effective date.
GMWB Bonus Percentage:

Contract Anniversary Following the Rider Effective Date	GMWB Bonus Percentage
1	7.00%
2	6.00%
3	5.00%

Note:	The GMWB Bonus is used only for purposes of calculating the Withdrawal Benefit Bases and the Remaining Withdrawal Benefit Bases. It is not included in Your contract accumulated value.
ANNUAL GMWB STEP-UP
On each Contract Anniversary following the rider effective date, You are eligible for an automatic increase (“Step-Up”) to the Withdrawal Benefit Bases if the following requirements are satisfied:
1.	the Contract Anniversary occurs before the later of:
a.	the Contract Anniversary following the date the oldest Owner attains age 80; or

b.	ten years after the rider effective date;
2.	You have not declined any increases in the rider charge; and

3.	You have not fully annuitized Your contract.
On each Contract Anniversary following the rider effective date, You are eligible for a Step-Up to the Remaining Withdrawal Benefit Bases if the following requirements are satisfied:
1.	the Contract Anniversary occurs before the later of:
b.	the Contract Anniversary following the date the oldest Owner attains age 80; or

b.	ten years after the rider effective date;
2.	You have not declined any increases in the rider charge;

3.	You have not fully annuitized Your contract; and

4.	the Remaining Withdrawal Benefit Base has not reduced to zero during the life of this rider.

Note:	Once a Remaining Withdrawal Benefit Base has reduced to zero, You are no longer eligible for any future Step-Ups of that Remaining Withdrawal Benefit Base, even if You make additional premium payments.

So long as You remain eligible for the Step-Up feature of this rider, You will be charged the then current rider charge as described in RIDER CHARGE. You may avoid an increase in Your rider charge by declining the rider charge increase before the rider charge increase becomes effective. If You decline the increased charge, You are no longer eligible for the Step-Up feature. The feature may not be added later and You will not receive future Step-Ups.
On each Contract Anniversary following the rider effective date, We will compare the contract accumulated value on that date to the applicable Withdrawal Benefit Base. If the contract accumulated value is greater than the:
1.	For Life Withdrawal Benefit Base, We will:
a.	Step-Up the For Life Withdrawal Benefit Base to the contract accumulated value if You are eligible for that Step-Up.

b.	Step-Up the For Life Remaining Withdrawal Benefit Base to the contract accumulated value if You are eligible for that Step-Up.
2.	Investment Back Withdrawal Benefit Base, We will:
a.	Step-Up the Investment Back Withdrawal Benefit Base to the contract accumulated value if You are eligible for that Step-Up.

b.	Step-Up the Investment Back Remaining Withdrawal Benefit Base to the contract accumulated value if You are eligible for that Step-Up.
RIDER CHARGE
There is an additional charge for this rider. The rider charge is computed quarterly based on the Investment Back Withdrawal Benefit Base and is deducted from Your contract accumulated value at the end of each calendar quarter. If this rider is issued after the beginning of a calendar quarter, We will pro-rate the rider charge to reflect the number of days it is in effect during the quarter.
The initial rider charge is shown on the Data Page. We may increase the rider charge, but We guarantee that the increased charge will not exceed the maximum rider charge shown on the Data Page. Rider charge increases, if any, will automatically apply unless We receive notice from You declining the increase prior to the effective date of the rider charge increase.

Note:	If You decline an increase in the rider charge, You will no longer be eligible for future Step-Ups and Your current rider charge will remain in effect for the remaining life of this rider.
If this rider is terminated, We will pro-rate the rider charge to reflect the number of days that this rider was in effect during the quarter.
INVESTMENT OPTION RESTRICTIONS
While this rider is in effect, the Investment Options You may select are limited to the allocation models and Divisions that We designate (“GMWB Investment Options”). We may modify the GMWB Investment Options available with this rider from time to time.
This rider does not restrict allocations to the Fixed or Fixed DCA Accounts.
You may select only one GMWB Investment Option at a time. You may transfer from one GMWB Investment Option to another by providing Us notice.
If You select a GMWB Investment Option which is an allocation model:
1.	Your allocation percentages must match the risk category percentages of the selected model; and

2.	You direct us to automatically rebalance Your contract accumulated value on each calendar quarter to match Your selected model.

MAXIMUM TOTAL PREMIUM CONTRIBUTIONS
The Maximum Total Premium Contributions you may make during the lifetime of the contract is shown on the Data Page. We reserve the right to treat all deferred variable annuity contracts issued by Us to You and/or Your Spouse with a guaranteed minimum withdrawal benefit rider attached as one contract for purposes of determining the Maximum Total Premium Contributions.
RIDER DEATH PROVISION
If You die when the contract accumulated value is greater than zero:
1.	If You are the only Owner, upon Your death, Your primary beneficiary may elect one of the following:
a.	receive the death benefit under the contract;

b.	receive the Investment Back Remaining Withdrawal Benefit Base as a series of payments in an amount and frequency acceptable to Us; or

c.	if the primary beneficiary is Your Spouse, Your Spouse may continue the contract with or without this rider as set forth in SPOUSAL CONTINUATION.
2.	If there are Joint Owners, upon the death of the first Joint Owner to die, the surviving Joint Owner may elect one of the following:
a.	receive the death benefit under the contract;

b.	receive the Investment Back Remaining Withdrawal Benefit Base as a series of payments in an amount and frequency acceptable to Us; or

c.	if the surviving Joint Owner is Your Spouse, Your Spouse may continue the contract with or without this rider as set forth in SPOUSAL CONTINUATION.
If You die after the contract accumulated value has reduced to zero:
1.	If You are the only Owner, upon Your death, We will pay Your primary beneficiary:
a.	any For Life Remaining Withdrawal Benefit Base as a series of payments, If You elected the For Life withdrawal option as provided in EFFECT ON THE RIDER IF CONTRACT ACCUMULATED VALUE IS ZERO.

b.	any Investment Back Remaining Withdrawal Benefit Base as a series of payments, If You elected the Investment Back withdrawal option as provided in EFFECT ON THE RIDER IF CONTRACT ACCUMULATED VALUE IS ZERO.
2.	If there are Joint Owners, upon the death of the first Joint Owner to die, We will pay the surviving Joint Owner:
a.	any For Life Remaining Withdrawal Benefit Base as a series of payments, If You elected the For Life withdrawal option as provided in EFFECT ON THE RIDER IF CONTRACT ACCUMULATED VALUE IS ZERO.

b.	any Investment Back Remaining Withdrawal Benefit Base as a series of payments, If You elected the Investment Back withdrawal option as provided in EFFECT ON THE RIDER IF CONTRACT ACCUMULATED VALUE IS ZERO.
SPOUSAL CONTINUATION
Eligibility to Continue This Rider
If You die while this rider is attached to Your contract, Your Spouse may elect to continue the contract with this rider if:
1.	the contract accumulated value is greater than zero;

2.	the contract and this rider have not been previously continued; and

3.	Your Spouse is either:
a.	a primary beneficiary, if You were the sole Owner; or

b.	the surviving Joint Owner, if there were Joint Owners.

Note:	Although spousal continuation may be available under federal tax laws for a subsequent spouse, this rider may only be continued once.

Effect of Spousal Continuation on the Rider Benefits
If Your Spouse elects to continue the contract with this rider attached:
When No Withdrawals have been taken:
1.	If Your Spouse meets the minimum age requirement of Our rider eligibility guidelines on the date of the continuation election, then:
a.	the For Life withdrawal option remains effective on and after the date of Your death. For Life Withdrawal Benefit Payments will be calculated as “Single Life”. You will be removed as a Covered Life and Your Spouse will be the sole Covered Life. Your Spouse may not add a new Covered Life or elect “Joint Life” For Life Withdrawal Benefit Payments. The For Life Withdrawal Benefit Payment percentage will be based on Your Spouse’s age and will lock in at the “Single Life” percentage applicable on the date of Your Spouse’s first Withdrawal. For Life Withdrawal Benefit Payments will continue to be available until the death of Your Spouse.

b.	the Investment Back withdrawal option remains effective on and after the date of Your death. Investment Back Withdrawal Benefit Payments will continue to be available until the Investment Back Remaining Withdrawal Benefit Base is zero.

c.	All other provisions of this rider will continue as in effect on the date of Your death.
2.	If Your Spouse does not meet the minimum age requirement of Our rider eligibility guidelines, then:
a.	the For Life withdrawal option terminates upon Your death and is not available to Your Spouse. You will be removed as a Covered Life and Your Spouse is not an eligible Covered Life.

b.	the Investment Back withdrawal option remains effective on and after the date of Your death. Investment Back Withdrawal Benefit Payments will continue to be available until the Investment Back Remaining Withdrawal Benefit Base is zero.

c.	All other provisions of this rider will continue as in effect on the date of Your death.
When Withdrawals have been taken and You have locked in “Single Life” For Life Withdrawal Benefit Payments:
a.	the For Life withdrawal option terminates upon Your death and is not available to Your Spouse. You will be removed as a Covered Life and Your Spouse is not an eligible Covered Life.

b.	the Investment Back withdrawal option remains effective on and after the date of Your death. Investment Back Withdrawal Benefit Payments will continue to be available until the Investment Back Remaining Withdrawal Benefit Base is zero.

c.	All other provisions of this rider will continue as in effect on the date of Your death.
When Withdrawals have been taken and You have locked in “Joint Life” For Life Withdrawal Benefit Payments:
1.	If Your Spouse is an eligible Covered Life, then
a.	the For Life withdrawal option remains effective on and after the date of Your death. For Life Withdrawal Benefit Payments will remain locked in at the “Joint Life” percentage applicable on the date of Your first Withdrawal and will not be reset to reflect Your removal as a Covered Life on Your death. Your Spouse may not add a new Covered Life. For Life Withdrawal Benefit Payments will continue to be available until the death of Your Spouse.

b.	the Investment Back withdrawal option remains effective on and after the date of Your death. Investment Back Withdrawal Benefit Payments will continue to be available until the Investment Back Remaining Withdrawal Benefit Base is zero.

c.	All other provisions of this rider will continue as in effect on the date of Your death.

2.	If Your Spouse is not an eligible Covered Life, then:
a.	the For Life withdrawal option terminates upon Your death and is not available to Your Spouse. You will be removed as a Covered Life and Your Spouse is not an eligible Covered Life.

b.	the Investment Back withdrawal option remains effective on and after the date of Your death. Investment Back Withdrawal Benefit Payments will continue to be available until the Investment Back Remaining Withdrawal Benefit Base is zero.

c.	All other provisions of this rider will continue as in effect on the date of Your death.
If Your Spouse elects to continue the contract without this rider attached, this rider and all rights, benefits and charges under this rider will terminate. This rider cannot be reinstated.
COVERED LIFE CHANGE
Any ownership, beneficiary designation or other contract or rider change before the Annuitization Date which would cause a change in the Covered Life (a “Change”) will result in termination of this rider, except for the following permissible Changes.
1.	Spousal continuation of this rider as described above in SPOUSAL CONTINUATION.

2.	If Withdrawals have not been taken and You have not previously elected to continue this rider as provided in SPOUSAL CONTINUATION:
a.	You may add a Joint Owner or primary beneficiary as a Covered Life, provided that the new Joint Owner or primary beneficiary is an eligible Covered Life as set forth in FOR LIFE WITHDRAWAL OPTION – “SINGLE LIFE” AND “JOINT LIFE” WITHDRAWAL BENEFIT PAYMENTS;

b.	You may remove a Joint Owner or primary beneficiary as a Covered Life.

c.	The For Life Withdrawal Benefit Payment percentage will be calculated based on the age of the Covered Lives and will lock in at the percentage applicable on the date of Your first Withdrawal.
3.	If Withdrawals have been taken and You have locked in “Single Life” For Life Withdrawal Benefit Payments,
a.	You may remove a Joint Owner as a Covered Life;

b.	You may add a primary beneficiary to Your contract; however, You may not add a primary beneficiary as a Covered Life for purposes of this rider.

c.	The For Life Withdrawal Benefit Payment percentage will remain locked at the percentage applicable on the date of Your first Withdrawal and will not be reset to reflect the removal of the Covered Life. For Life Withdrawal Benefit Payments will cease upon Your death.
4.	If Withdrawals have been taken and You have locked in “Joint Life” For Life Withdrawal Benefit Payments,
a.	You may remove a Joint Owner or primary beneficiary as a Covered Life;

b.	You may add a primary beneficiary to Your contract; however, You may not add a primary beneficiary as a Covered Life for purposes of this rider.

c.	The For Life Withdrawal Benefit Payment percentage will remain locked at the percentage applicable on the date of Your first Withdrawal and will not be reset to reflect the removal of the Covered Life. For Life Withdrawal Benefit Payments will cease upon Your death
5.	If You have previously elected to continue the Rider as provided in SPOUSAL CONTINUATION, You may add a primary beneficiary to Your contract; however, You may not add a primary beneficiary as a Covered Life for purposes of this rider.
No Change is effective until approved by Us in writing. Upon Our approval, the Change is effective as of the date You signed the Notice requesting the Change.
An assignment of the contract or this rider shall be deemed a request for a Change. If the Change is not one of the above permissible Changes, this rider will be terminated as of the date of the assignment.

EFFECT OF DIVORCE ON THE RIDER
Generally, in the event of a divorce, the Spouse who retains ownership of the contract will continue to be entitled to all rights and benefits of this rider while the former Spouse will no longer have any such rights or be entitled to any benefits under this rider. If You make a Withdrawal to satisfy a court order to pay a portion of the contract to Your former Spouse, any portion of such Withdrawal that exceeds the available Withdrawal Benefit Payments shall be an Excess Withdrawal under this rider.
TERMINATION
You may terminate this rider anytime after this rider has been in force for five full Contract Years.
We will terminate this rider when any of the following occurs:
1.	the contract terminates;

2.	You fully annuitize the contract;

3.	the Investment Back Remaining Withdrawal Benefit Base is zero and the For Life Withdrawal Benefit Base is zero;

4.	there is a Change of Covered Life or Owner, except as permitted in COVERED LIFE CHANGE;

5.	You violate the investment restrictions of this rider;

6.	the Investment Back Remaining Withdrawal Benefit Base is zero and there are no eligible Covered Lives; or

7.	Your surviving Spouse continues the Contract without this rider.
REINSTATEMENT
If this rider terminates for any reason other than Your full surrender of Your contract, this rider may not be reinstated.
If You surrender Your contract with this rider attached and the contract is later reinstated, this rider also must be reinstated. If the contract and rider are reinstated, this rider will be reinstated as of the date of the termination. At the time this rider is reinstated, We will deduct rider fees scheduled during the period of termination and make any other adjustments necessary to reflect any changes in the amount reinstated and the contract accumulated value as of the date of termination.

President and Chief Operating Officer
Principal Life Insurance Company
Des Moines, Iowa 50392-0001